UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2010

REGENCY ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

DELAWARE	000-51757	16-1731691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 3700
 Dallas, Texas 75201
 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (214) 750-1771

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. (b) and (d)    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2010, John T. Mills retired from his position as a member of the Board of Directors (the “Board”) of Regency GP LLC, the general partner of Regency Energy Partners L.P. (the “Partnership”), effective immediately. In connection with Mr. Mills' resignation from the Board, Mr. Mills will vacate his positions on the following committees of the Board: the Chairman of the Audit Committee, member of the Conflicts Committee and member of the Risk Management Committee. Mr. Mills is resigning from the Board as a result of demands related to other on-going business activities and not due to any disagreement with the Partnership relating to the Partnership’s operations, policies or practices.

Concurrently, Mr. James W. Bryant was elected as a member of the Board. Mr. Bryant will serve as a member of the following committees of the Board: the Audit Committee, the Conflicts Committee, and the Risk Management Committee. Mr. Bryant will receive the Company’s standard non-employee director compensation as described in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on March 1, 2010. Mr. Bryant has no arrangement or understanding with any person regarding his selection as a director. Mr. Bryant does not have any related person transactions with the Partnership reportable under Item 404(a) of Regulation S-K. The July 1, 2010 press release regarding the election of Mr. Bryant is being furnished with the Current Report on Form 8-K as Exhibit 99.1.

Item 7.01.                      Regulation FD Disclosure.

The information in the press release included as Exhibit 99.1 announcing the events described in Item 5.02 is being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.                      Financial Statements and Exhibits.

(a)-(c)     Not used.
(d)           Exhibits

Exhibit No.	Description of Exhibit
99.1	Regency Energy Partners press release dated July 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY ENERGY PARTNERS LP By: Regency GP LP, its general partner By: Regency GP LLC, its general partner
By:	/s/ Paul M. Jolas
Paul M. Jolas
Executive Vice President, Chief Legal Officer and Secretary

July 1, 2010